EXHIBIT 99.1

Hooker Furniture Reports Fifth Consecutive Quarter of Increased Sales

Martinsville, Va., Dec. 11, 2013 (GLOBE NEWSWIRE) -- Hooker Furniture (Nasdaq:HOFT) today reported net sales of $59.1 million and net income of $2.1 million, or $0.20 per share, for its fiscal 2014 third quarter ended November 3, 2013. Sales increased $2.3 million, or 4.1%, while net income decreased $317,000, or 13.0%, compared to last year's third quarter. Earnings per share decreased to $0.20 from $0.23 in the comparable period a year ago.

For the fiscal 2014 first nine months, net sales increased 7.6%, or $12 million, to $170.7 million, and net income increased 20.3%, or $1 million, to $5.9 million, or $0.55 per share, compared to $0.46 in the prior-year period.

"We're pleased with our year-to-date sales performance and the strength of incoming orders and backlogs as we enter a historically strong retail furniture-selling season," said Paul B. Toms Jr., chairman and chief executive officer. "This was one of our strongest shipping quarters in the last five years, and demand is up for both casegoods and upholstery compared to a year ago," he said. "We had our second largest shipping quarter in five years, exceeded only slightly by last year's fourth quarter, which had an extra week. Our written business at the October High Point Market was the best in the last three years," he added.

The net sales gain for the third quarter was driven by higher average selling prices in both casegoods and upholstery due to changes in product mix. For the nine months, sales increases were also driven by higher average selling prices in both operating segments, along with increased unit volume in the upholstery segment.

Toms attributed the decline in net income for the fiscal 2014 third quarter to previously announced increased discounting in casegoods to dispose of slow-moving casegoods inventory, start-up costs for the new H Contract and Homeware brands and production ramp-up costs at Sam Moore. "Our casegoods inventories are still above targeted levels, and we've had higher discounts, primarily related to groups and product lines we are discontinuing. With Homeware and H Contract, we anticipated start-up costs and spending would come before revenues on both these long-term strategic initiatives. Our profitability challenges at Sam Moore revolve around the ramp-up of production and higher labor costs to meet demand that's increased 15% to 20% per year during the last two-and-a-half years," he said.

Fiscal 2014 third quarter highlights (compared to fiscal 2013 third quarter):

  Gross profit remained essentially flat in absolute terms at $13.6 million in both quarters, but decreased slightly as a percentage of net sales to 23.0%, compared to 23.9% in the prior-year quarter. The improvements in net sales were offset by increased discounting in the casegoods segment and higher cost of sales in the upholstery segment.
  Selling and administrative expenses increased $662,000 to $10.4 million, or 17.7% of net sales, from $9.8 million, or 17.2% of net sales, in last year's quarter primarily due to start-up costs for the H Contract and Homeware brands.
  Operating income decreased $624,000, or 16.5%, to $3.2 million, or 5.3% of net sales, from $3.8 million, or 6.7% of net sales.
  Net income decreased $317,000, or 13.0%, to $2.1 million, or 3.6% of net sales, from $2.4 million, or 4.3% of net sales.

Fiscal 2014 first nine months highlights (compared to fiscal 2013 first nine months):

  Gross profit increased $5 million, or 14.1%, to $40.8 million, or 23.9% of net sales, from $35.7 million, or 22.5% of net sales. These changes were primarily due to:
  - higher sales volume in both segments;
    - slightly reduced cost of sales as a percentage of net sales and lower distribution costs in our casegoods segment, the latter being due to the closure of several Asian warehouses; and
    - to a lesser extent, reduced upholstery segment cost of sales as a percentage of net sales.
  Selling and administrative expenses increased $3.6 million, or 12.9%, to $31.7 million, or 18.6% of net sales, from $28.1 million, or 17.7% of net sales, due to start-up costs from H Contract and Homeware and additional factors including increases in professional services expense, benefits expense and bad debts expense.
  Operating income increased as a percentage of net sales to 5.3%, from 4.8%, and in absolute terms by $1.4 million, or 18.4%, from $7.6 million to $9.0 million.
  Net income increased as a percentage of net sales to 3.5%, from 3.1%, and in absolute terms by 20.3%, or $1 million, to $5.9 million, or $0.55 per share, compared to $4.9 million, or $0.46 per share, in the prior year.

Cash, Inventory and Debt

Cash and cash equivalents increased $3.6 million to $30 million as of November 3, 2013, from $26.3 million on February 3, 2013, due principally to:

  a $1.7 million decrease in accounts receivable; and
  an $878,000 decrease in inventories, as a result of our efforts to reduce levels of slow moving and discontinued inventory.

"Our inventories are currently about 10% above targeted levels," Toms said. "We have adjusted our ordering, but expect that it will be the first quarter of our next fiscal year before we experience the impact of those adjustments. The inventory composition is improving, with a higher percentage of active, in-line and best-selling items and less pre-discontinued and discontinued product," Toms said, adding that he expects the current level of discounting to continue through the fourth quarter.

The Company had no long-term debt at November 3, 2013 and had $12.9 million available on its $15.0 million revolving credit facility, net of $2.1 million reserved for standby letters of credit.

Business Outlook

"Business has been reasonably steady all year, with sales up each quarter on a year-over-year basis," Toms said. "We have solid economic fundamentals on our side, including conditions for an improved housing market, and a stock market pushing all-time highs. There are some negatives, including political gridlock in Washington, D.C. and recent slight declines in consumer confidence, but we are generally still bullish on both a short and long-term basis. We realize we are going up against an outstanding fourth quarter last year that included an extra week. However, based on current revenue and earnings momentum, a very successful October High Point Market and the strength of our product line, we believe we can continue to grow and gain market share in our segments of the home furnishings industry."

Dividends

On November 26, 2013, the Company's board of directors declared a quarterly cash dividend of $0.10 per share, payable on December 27, 2013, to shareholders of record at December 12, 2013.

Conference Call Details

Hooker Furniture will present its fiscal 2014 third quarter results via teleconference and live internet web cast on Wednesday afternoon, December 11, 2013 at 2:00 PM Eastern Time. The dial-in number for domestic callers is 877-665-2466, and the number for international callers is 678-894-3031. The call will be simultaneously web cast and archived for replay on the Company's web site at www.hookerfurniture.com in the Investor Relations section.

Ranked among the nation's top 10 largest publicly traded furniture sources based on 2012 shipments to U.S. retailers, Hooker Furniture Corporation is an 89-year old residential wood, metal and upholstered furniture resource. Major casegoods product categories include home entertainment, home office, accent, dining, and bedroom furniture in the upper-medium price points sold under the Hooker Furniture brand. Hooker's residential upholstered seating product lines include Bradington-Young, a specialist in upscale motion and stationary leather furniture, and Sam Moore Furniture, a specialist in upscale occasional chairs, settees, sofas and sectional seating with an emphasis on cover-to-frame customization and Seven Seas, imported leather upholstered furniture targeted at the upper-medium price-range. The Homeware product line offers direct-to-consumer,  customer-assembled, modular upholstered and casegoods products designed for younger and more mobile furniture customers. The H Contract product line supplies upholstered seating and casegoods to upscale senior living facilities. Please visit our websites at www.hookerfurniture.com, www.bradington-young.com, www.sammoore.com, www.homeware.com, and www.hcontractfurniture.com.

Certain statements made in this release, other than those based on historical facts, are forward-looking statements. These statements reflect our reasonable judgment with respect to future events and typically can be identified by the use of forward-looking terminology such as "believes," "expects," "projects," "intends," "plans," "may," "will," "should," "would," "could" or "anticipates," or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Those risks and uncertainties include but are not limited to: (1) general economic or business conditions, both domestically and internationally, and instability in the financial and credit markets, including their potential impact on our (i) sales and operating costs and access to financing or (ii) customers and suppliers and their ability to obtain financing or generate the cash necessary to conduct their respective businesses; (2) disruptions involving our vendors or the transportation and handling industries, particularly those affecting imported products, including customs issues, labor stoppages, strikes or slowdowns and the availability of shipping containers and cargo ships; (3) disruptions affecting our Henry County, Virginia warehouses and corporate headquarters facilities; (4) price competition in the furniture industry; (5) changes in domestic and international monetary policies and fluctuations in foreign currency exchange rates affecting the price of our imported products and raw materials; (6) the cyclical nature of the furniture industry, which is particularly sensitive to changes in consumer confidence, the amount of consumers' income available for discretionary purchases, and the availability and terms of consumer credit; (7) risks associated with the cost of imported goods, including fluctuation in the prices of purchased finished goods and transportation and warehousing costs; (8) adverse political acts or developments in, or affecting, the international markets from which we import products, including duties or tariffs imposed on those products; (9) risks associated with domestic manufacturing operations, including fluctuations in capacity utilization and the prices and availability of key raw materials, as well as changes in transportation, warehousing and domestic labor costs and environmental compliance and remediation costs; (10) our ability to successfully implement our business plan to increase sales and improve financial performance; (11) the direct and indirect costs associated with the implementation of our Enterprise Resource Planning system, including costs resulting from unanticipated disruptions to our business; (12) achieving and managing growth and change, and the risks associated with new business lines, acquisitions, restructurings, strategic alliances and international operations; (13) risks associated with distribution through third-party retailers, such as non-binding dealership arrangements; (14) capital requirements and costs; (15) competition from non-traditional outlets, such as catalog and internet retailers and home improvement centers; (16) changes in consumer preferences, including increased demand for lower-quality, lower-priced furniture due to declines in consumer confidence and/or discretionary income available for furniture purchases and the availability of consumer credit; and (17) higher than expected costs associated with product quality and safety, including regulatory compliance costs related to the sale of consumer products and costs related to defective or non-compliant products. Any forward-looking statement that we make speaks only as of the date of that statement, and we undertake no obligation, except as required by law, to update any forward-looking statements whether as a result of new information, future events or otherwise.

Table I
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	November 3,	October 28	November 3,	October 28
	2013	2012	2013	2012

Net sales	$ 59,125	$ 56,803	$ 170,721	$ 158,718

Cost of sales	45,527	43,243	129,950	122,971

Gross profit	13,598	13,560	40,771	35,747

Selling and administrative expenses	10,443	9,781	31,742	28,118

Operating income	3,155	3,779	9,029	7,629

Other income (expense), net	9	34	(45)	98

Income before income taxes	3,164	3,813	8,984	7,727

Income tax expense	1,048	1,379	3,054	2,799

Net income	$ 2,116	$ 2,434	$ 5,930	$ 4,928

Earnings per share:
Basic	$ 0.20	$ 0.23	$ 0.55	$ 0.46
Diluted	$ 0.20	$ 0.23	$ 0.55	$ 0.46

Weighted average shares outstanding:
Basic	10,724	10,723	10,721	10,755
Diluted	10,753	10,742	10,748	10,787

Table II
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands)
(Unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	November 3,	October 28,	November 3,	October 28,
	2013	2012	2013	2012

Net Income	$ 2,116	$ 2,434	$ 5,930	$ 4,928
Other comprehensive income:
Amortization of actuarial gain	(27)	(14)	(81)	(43)
Income tax effect on amortization of actuarial gains	10	5	30	16
Adjustments to net periodic benefit cost	(17)	(9)	(51)	(27)

Comprehensive Income	$ 2,099	$ 2,425	$ 5,879	$ 4,901

Table III
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, including share data)
	November 3,	February 3,
	2013	2013
Assets
Current assets
Cash and cash equivalents	$29,946	$26,342
Accounts receivable, less allowance for doubtful accounts of $1,082 and $1,249, respectively	26,545	28,272
Inventories	48,995	49,872
Prepaid expenses and other current assets	5,146	5,181
Total current assets	110,632	109,667
Property, plant and equipment, net	23,594	22,829
Intangible assets	1,382	1,257
Cash surrender value of life insurance policies	18,501	17,360
Other assets	4,653	4,710
Total assets	$158,762	$155,823

Liabilities and Shareholders' Equity
Current liabilities
Trade accounts payable	$12,271	$11,620
Accrued salaries, wages and benefits	3,068	3,316
Other accrued expenses	1,695	2,531
Total current liabilities	17,034	17,467
Deferred compensation	7,851	7,311
Total liabilities	24,885	24,778

Shareholders' equity
Common stock, no par value, 20,000 shares authorized, 10,753 and 10,746 shares issued and outstanding on each date	17,528	17,360
Retained earnings	116,197	113,483
Accumulated other comprehensive income	152	202
Total shareholders' equity	133,877	131,045
Total liabilities and shareholders' equity	$158,762	$155,823

Table IV
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Thirty-Nine Weeks Ended
	November 3,	October 28,
	2013	2012
Cash flows from operating activities
Cash received from customers	$ 172,409	$ 155,192
Cash paid to suppliers and employees	(158,704)	(153,368)
Income taxes paid, net	(3,904)	(900)
Interest paid, net	(14)	(28)
Net cash provided by operating activities	9,787	896

Cash flows from investing activities
Purchase of property, plant and equipment	(2,608)	(3,850)
Proceeds received on notes issued for the sale of property	30	24
Proceeds from the sale of property and equipment	31	403
Purchase of Homeware.com URL	(125)	--
Premiums paid on life insurance policies	(802)	(870)
Proceeds received on life insurance policies	516	--
Net cash used in investing activities	(2,958)	(4,293)

Cash flows from financing activities
Cash dividends paid	(3,225)	(3,235)
Purchase and retirement of common stock	--	(671)
Net cash used in financing activities	(3,225)	(3,906)

Net increase in cash and cash equivalents	3,604	(7,303)
Cash and cash equivalents at beginning of period	26,342	40,355
Cash and cash equivalents at end of period	$ 29,946	$ 33,052

Reconciliation of net income to net cash provided
by operating activities:
Net income	$ 5,930	$ 4,928
Depreciation and amortization	1,818	2,248
Non-cash restricted stock awards and performance grants	500	300
Provision for doubtful accounts	(191)	(87)
Deferred income taxes	(331)	260
(Gain) on disposal of property	(6)	(45)
(Gain) on insurance policies	(480)	(545)
Changes in assets and liabilities:
Accounts receivable	1,918	(3,562)
Inventories	877	(4,718)
Prepaid expenses and other current assets	46	160
Trade accounts payable	651	171
Accrued salaries, wages and benefits	(248)	(270)
Accrued income taxes	(519)	1,636
Other accrued expenses	(317)	303
Deferred compensation	139	117
Net cash provided by operating activities	$ 9,787	$ 896

CONTACT: For more information, contact:
         Paul B. Toms Jr.
         Chairman and Chief Executive Officer
         Phone: (276) 632-2133, or
         Paul Huckfeldt, Vice President, Chief Financial Officer
         Phone: (276) 632-2133, or
         Kim D. Shaver
         Director, Marketing Communications
         Phone: (336) 880-1230